Exhibit 99.1

NEWS RELEASE For immediate release Patrick Johnson 904 598 7422 PatrickJohnson@RegencyCenters.com

Regency Centers Announces Partial Settlement of its Common Stock Forward Sale Agreement

JACKSONVILLE, Fla. (June 28, 2016) – Regency Centers Corporation (“Regency” or the “Company”) today announced the partial settlement of its forward sale agreement, dated March 17, 2016, in connection with its common stock offering that closed on March 23, 2016. Upon the partial settlement of the forward sale agreement Regency received approximately $137.5 million of net proceeds (the “Proceeds”) after adjustments for interest, dividends and the underwriters’ discount but before deducting offering expenses, by delivering 1,850,000 shares of the Company’s common stock. The remaining 1,250,000 shares of the Company’s common stock may still be settled under the forward sale agreement prior to June 23, 2017 (“Remaining Shares”).

The Company will use the Proceeds to pay down a portion of its line of credit, which was utilized as a component of the Company’s funding of the previously announced acquisition of Market Common Clarendon. Proceeds from the Remaining Shares will be used to fund investment activities and for general corporate purposes.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 314 retail properties encompasses more than 40 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 222 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.